Exhibit 4.3

Dated: 12 July 2011

(1) Shareholders as listed on Schedule One

(2) Maxc1ean (China) Holdings Limited

(3) Maxc1ean Holdings Lld

SHARE SWAP AGREEMENT

THIS AGREEMENT is made this

BETWEEN:

(1)	Shareholders as listed on Schedule One hereof (individual as "Shareholder" and collectively as "Shareholders");

(2)	Maxclean (China) Holdings Limited, a company incorporated in Hong Kong, whose registered office is situated at 14/F., Teda Buildiog, 87 Wing Lok Street, Hong Kong ("Maxc1ean China"); and

(3)
Maxclean Holdings Ltd, a company incorporated in Cayman Islands, whose registered office is situated at Appleby Trust (Cayman) Ltd, Clifton House, 75 Fort Street, PO Box 1350, Grand Cayman KYI-1108, Cayman Islands ("Maxclean Cayman").

WHEREAS:

(A)	Each of the Shareholders beneficially owns the number of shares in the capital of Maxclean China opposite his/her name as listed on Schedule One hereof.

(B)	The existing group structure is as shown on Schedule Two.

(C)
As part of the re-organization for the purpose of quoting the shares of Maxclean Cayman on OTCQX or any other Stock Exchanges in the United States of America, the parties hereof have agreed to enter into this Share Swap Agreement in the manner set out hereinafter.  The reorganization shall involve the Shareholders of Maxclean China as transferor and Maxclean Cayman as transferee for the transfer of the entire issued capital of 48,786,000 shares in Maxclean China to Maxclean Cayman in return in 1 to 1 exchange ratio for Maxclean Cayman to allot and issue 48,785,999 new shares, credited as fully paid at par, to the Shareholders as a consideration for the transfer of their entire interests in Maxclean China and its subsidiaries and associates.

After the reorganization hereof, Maxclean Cayman shall become the holding company of the group and the group structure shall be as shown on Schedule Three.

THIS IS HEREBY AGREED THAT:-

(1)
Under and subject to the terms of this Agreement, the Shareholders shall transfer all their shares in the share capital in Maxclean China to Maxclean Cayman, free form all liens, charges, security interest, encumbrances and adverse claims and with all the rights now or hereinafter attached or accrued thereto as from the date of signing of this Agreement.

(2)
The consideration from Maxclean Cayman to the Shareholders shall be satisfied by the allotment and issue of the equal respective number of shares that each Shareholder owns in Maxc1ean China, in the share capital of Maxclean Cayman credited as fully paid (including the 1 share to be allotted and issued to Reid Services Limited and to be transferred to Mr. LO Chung Ling).

COMPLETION

(3)	Completion shall take place upon signing of this Agreement:

(i)
Each Shareholder shall deliver his respective duly executed instrument of transfer and contract note in respect of his shares in Maxclean China, in favour ofMaxclean Cayman together with the original of the relevant share certificate.

(ii)	Each Shareholder shall deliver a duly signed application for allotment of his respective shares in Maxclean Cayman.

(iii)
Certified true copy of respective board minutes or board written resolutions of Maxclean China, Maxclean Cayman) and those Shareholders which are corporate shareholders, approving the transaction of this Agreement.

FULL EFFECT

All the provisions of this Agreement shall so far as they are capable of being performed or observed continue in full force and effect notwithstanding Completion except in respect of those matters then already performed.

FURTHER ASSURANCE

Notwithstanding Completion, each of the parties hereto shall sign or execute any document or do any deed, act or things as may reasonably be requested by the other parties hereto to give full force and effect to the terms of this Agreement and the transactions contemplated hereunder.

COUNTERPARTS

This Agreement may be executed in any number of counterparts by the parties hereto on separate counterparts, each of which when executed shall constitute an original and all of which when taken together shall constitute one and the same document.

COSTS, EXPENSES AND OTHERS
Each party shall bear its own legal and professional fees, costs and expenses incurred in connection with this Agreement and any documents to be executed hereunder.

ENTIRE AGREEMENT

This agreement sets forth the entire agreement and understanding between the parties or any of them in relation to the transactions contemplated by this Agreement and supersedes and cancels in all respects all previous agreements, letters of intent, correspondence, understandings, agreements and undertakings (if any) between the parties hereto with respect to the subject matter hereof, whether such be written or oral.

GOVERNING LAW

This Agreement is governed by and shall be construed in accordance with the laws of Hong Kong and the parties hereto hereby submit to the non-exclusive jurisdiction of the courts of Hong Kong.

IN WITNESS WHEREOF the parties hereto have duly executed this Agreement the day and year first above written.

SIGNED by YU, Chun Ming in the presence of:-	/s/ [ILLEGIBLE]	) ) )	/s/ Yu Chun Ming

SIGNED by LO, Chung Ling in the presence of:-	/s/ [ILLEGIBLE]	) ) )	/s/ Lo Chung Ling

SIGNED by HUA, Xiafen in the presence of:-	/s/ [ILLEGIBLE]	) ) )	/s/ Hua Xiafen

Maxclean (China) Holdings Limited in the presence of:-	/s/ [ILLEGIBLE]	) )	/s/ Yu Chun Ming

SIGNED by For and on behalf of Maxclean Holdings Ltd in the presence of:-	/s/ [ILLEGIBLE]	) ) ) )	/s/ [ILLEGIBLE]

Schedule One

Maxclean (China) Holdings Limited

No.	Name and Address of Shareholder	Common Shares beneficially owned by the Shareholder
		# of Shares	Percentage
1	LO Chung Ling	14,635,800	30.00%
	Address: Flat A, 23/F, Forfar,
	2 Forfar Road, Kowloon City, Kowloon, Hong Kong
2	YU Chun Ming	34,023,360	69.74%
	Address: Room 602, Block 11, Lang Shi, Jin Gui Qiao West, Wuxi, Jiangsu, China
3	HUA Xiafen	126,840	0.26%
	Address: Room 602, Block 11, Lang Shi, Jin Gui Qiao West, Wuxi, Jiangsu, China
	Total	48,786,000	100.00%

Schedule Two

Existing Group Structure

Schedule Three

Group Structure after Reorganization